EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS RECORD EARNINGS AND

EXCEEDS EXPECTATIONS FOR THE FIRST QUARTER OF 2003

•	Generated record GAAP Earnings of $0.18 per share for the first quarter (which includes $0.03 per share in legal costs, primarily associated with the Freedom Wireless lawsuit), exceeding Company’s guidance
•	Increased 2003 annual GAAP guidance to $0.78 to $0.80 per share, up from $0.52 to $0.58 per share, both of which include $0.12 per share in estimated legal costs
•	Record first quarter revenues reached $23.1 million, up 53% from the same period a year ago
•	Added 455,000 net new prepaid subscribers in the first quarter, bringing subscriber count to 3.35 million, up 69% from the first quarter of 2002
•	Increased average monthly MoUs to 106, a 22% increase over the first quarter of 2002

Woburn, MA – April 16, 2003 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the first quarter ended March 31, 2003 totaled $3.3 million, or $0.18 per share, which includes $915,000 in legal charges, or $0.03 per share after taxes, primarily to defend the Freedom Wireless suit. These record earnings were up 64% sequentially over the 2002 fourth quarter GAAP earnings of $0.11 per share. In the first quarter of 2002, the Company reported a net loss of $1.5 million, or $0.09 per share, which included $3.3 million in pre-tax legal charges, or $0.11 per share. Total revenues for the first quarter increased 53% to $23.1 million from $15.0 million in the first quarter of 2002 and increased 9% from $21.1 million in the fourth quarter of 2002.

Billing and Transaction Processing Services

Billing and Transaction Processing Services, which include the Company’s Prepaid Wireless Services, Voyager Billing and Customer Care, and Payment Services, generated record revenues of $21.1 million in the first quarter of 2003, a 74% increase over the first quarter of 2002 and an 18% increase over the 2002 fourth quarter. The increase in revenues, which have a corresponding low incremental cost, contributed to higher gross margins on Billing and Transaction Processing Services Revenues of 76%, compared to 68% in the first quarter of 2002 and 73% in the fourth quarter of 2002. The higher than expected revenues and corresponding gross margins were principally due to very strong net prepaid subscriber additions of 455,000 for the quarter. Total prepaid subscribers on the platform are now 3.35 million, a 69% increase over March 31, 2002.

“Our outstanding performance for the quarter reflects the solid positioning of our Billing and Transaction Processing Services business. The strength of our prepaid subscriber additions for the quarter continues to validate our carrier customers’ success in selling to the under-penetrated youth and budget conscious segments with attractive prepaid customer propositions that are based on solid carrier economics. This year in particular, gross additions across most all of our carrier customer programs continued with nice momentum well beyond the typical end of holiday promotions. More and more, our carriers are offering a rich consumer experience with postpaid-like features using our real-time rating, billing, and customer care solutions that are generating new growth while reducing operational costs and churn,” commented E. Y. Snowden, President and CEO.

Freedom Wireless Update

During the quarter ended March 31, 2003, the Company incurred $915,000 in legal costs, or approximately $0.03 per share after taxes, primarily for the continued defense of the Freedom Wireless patent infringement suit. These costs are in line with previous guidance and are expected to continue at this level until the matter is resolved. There are no developments to report on the case and exact timing of procedures has not been determined. There has also been no change to the Company’s position on the case and bcgi remains confident that it does not infringe the Freedom Wireless patents and that the patents are invalid in light of prior art.

Outlook

“Our tremendous growth in first quarter subscriber additions was the key factor in our earnings growing more than 60% compared to the fourth quarter of 2002. Although we are now entering the seasonally slower second and third quarters, we believe that our carrier’s commitment to prepaid and our business model and value proposition will continue to position bcgi for growth and healthy profits. As a result, we are raising our annual 2003 earnings guidance,” commented Karen A. Walker, Chief Financial Officer.

The Company is raising its 2003 GAAP earnings to $0.78 to $0.80 per share, which includes an estimate of $0.12 per share in legal costs primarily to defend the Freedom Wireless lawsuit. This guidance is four times higher than the Company’s 2002 annual GAAP earnings of $0.19 per share. For the second quarter of 2003, the Company anticipates GAAP earnings of $0.19 to $0.20 per share, which includes $0.03 per share in estimated legal costs. “Our business model continues to be validated and our overall financial position, with $48.6 million in cash and investments and no debt, gives us the strength to capitalize on weaknesses across the telecommunications industry. This is evidenced by our recent building purchase that will initially house our second data center and our ability to continue to attract and retain top talent across our organization,” commented Ms. Walker.

Mr. Snowden concluded, “We are obviously very pleased with our performance for the quarter and as a leader in real-time billing and transaction processing services, we feel that we are well positioned to continue to execute on our business plan. By serving both the largest national carriers and the smaller regional U.S. carriers who have just begun to gain momentum with their prepaid offerings, we look forward to continuing to competently provide them the best platform to demonstrate competitive success in a challenging industry.”

The Company will be holding a conference call and Webcast at 5:00PM on Wednesday, April 16, 2003 to discuss results for the period ended March 31, 2003 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for 30 days following the call via telephone at 1-800-642-1687 (conf id 9584673) and for one year on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI), an S&P Small Cap 600 Index company and Russell 2000 Index company, is a leader in transaction processing solutions for real-time wireless subscriber management, payment services, billing and customer care. Through these solutions, bcgi delivers prepaid and postpaid billing, ATM recharge, mobile commerce and other payment services. Founded in 1988, bcgi provides solutions to carriers through a combination of industry-leading proprietary software applications, a highly scalable transaction processing platform, and its end-to-end implementation model. Through this nationwide real-time infrastructure, bcgi provides one or more of its services to approximately 70 wireless carriers and resellers, including five of the top six national carriers. bcgi handles more than four billion minutes of service a year. Please visit the bcgi Web site at http://www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties including statements regarding earnings per share estimates and estimates of future legal expenses. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless and Cingular Wireless who represented 51% and 27%, respectively, of the Company’s consolidated revenues for the three months ended March 31, 2003, or greater than expected pricing reductions from major carrier customers, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, as well as the others factors that may affect future operating results detailed in bcgi’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Company Contact: Dan Brosnan Investor Relations - bcgi (781) 904-5410 email: dbrosnan@bcgi.net	FRB\Weber Shandwick NY: Alison Ziegler, General Inquiries (212) 445-8432 Peter Seltzberg, Investor Inquiries (212) 445-8457

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	3/31/03	3/31/02
	(Unaudited)
Revenues:
Billing and transaction processing services	$21,074	$12,139
Roaming services	937	1,583
System sales	1,056	1,320

	23,067	15,042
Expenses:
Cost of billing and transaction processing revenues	4,990	3,869
Cost of roaming services revenues	914	1,452
Cost of system revenues	567	703

Total cost of revenues	6,471	6,024

Gross margin	16,596	9,018
Engineering, research and development	2,869	1,973
Sales and marketing	1,567	1,129
General and administrative	1,885	1,418
General and administrative – legal expense (1)	915	3,297
Depreciation and amortization	4,392	4,128

Total operating expenses	11,628	11,945
Operating income (loss)	4,968	(2,927)
Interest income	336	411

Income (loss) before income taxes	5,304	(2,516)
Provision (benefit) for income taxes	2,016	(1,006)

Net income (loss)	$3,288	$(1,510)

Basic Net Income (Loss) Per Share:
Net income (loss)	$0.19	($0.09)

Weighted average common shares outstanding	17,479	17,157

Diluted Net Income (Loss) Per Share:
Net income (loss)	$0.18	($0.09)

Weighted average common shares outstanding	18,340	17,157

Notes to Condensed Consolidated Statements of Operations:

(1)	General and administrative – legal expenses consists of $915,000 and $3.3 million for the three months ended March 31, 2003 and 2002, respectively, primarily for legal fees to defend the patent infringement suit brought by Freedom Wireless.

SEGMENT INFORMATION

($  in thousands and unaudited)

Quarter ended March 31,	Billing and Transaction Processing Services	Roaming Services	Systems	Total
2003
Revenues	$21,074	$937	$1,056	$23,067

Gross margin	16,084	23	489	16,596

Gross margin percentage	76%	2%	46%	72%

2002
Revenues	$12,139	$1,583	$1,320	$15,042

Gross margin	8,270	131	617	9,018

Gross margin percentage	68%	8%	47%	60%

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands and unaudited)

ASSETS	March 31	December 31,
	2003	2002
Current assets:
Cash and short-term investments	$48,593	$55,075
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $1,065 in 2003 and $966 in 2002	18,132	15,739
Prepaid expenses and other assets	3,306	2,328
Deferred income taxes	1,603	1,603

Total current assets	71,634	74,745
Property and equipment, net	55,099	44,896
Goodwill and other assets	5,085	5,114

Total assets	$131,818	$124,755

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$20,819	$19,564

Total current liabilities	20,819	19,564
Deferred income taxes	3,452	3,452

Shareholders’ equity:
Common stock and additional paid-in capital	103,173	100,653
Retained earnings	4,374	1,086

Total shareholders’ equity	107,547	101,739

Total liabilities and shareholders’ equity	$131,818	$124,755

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